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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in the Registration Statement of Yahoo! Inc. on Form S-4 of our report dated January 27, 1999, except for Note 8 as to which the date is February 11, 1999 and the restatement portion of Note 2 as to which the date is February 19, 1999, on our audits of the consolidated financial statements of GeoCities as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data".

PricewaterhouseCoopers LLP

Woodland Hills, California
April 23, 1999